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Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS SEES TREND IN
SAME-STORE GROWTH CONTINUING IN THIRD QUARTER

        DALLAS, Texas (October 2, 2002)—United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that results for the third quarter ended September 30, 2002, indicated that the trend in domestic same-facility surgical case growth continued in the third quarter. Full results for the third quarter ended September 30, 2002, will be released on October 30, 2002.

        Historically, the Company has reported same-facility surgical case growth by including the cases of an acquired facility in the first month that it was acquired. In this methodology, a newly acquired center's current year cases and prior year cases were both added to the calculation. In order to clarify the Company's statistics, the following table provides 2002 domestic same-facility surgical case growth over 2001 with acquisitions and without acquisitions.

	With Acquisitions			Without Acquisitions
	2001	2002	Growth	2001	2002	Growth
First Quarter	31,048	36,169	16.5%	26,670	31,984	19.9%
Second Quarter	38,710	45,838	18.4%	29,972	37,147	23.9%
Third Quarter	40,435	47,887	18.4%	30,272	36,869	21.8%

	110,193	129,894	17.9%	86,914	106,000	22.0%

        United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 60 surgical facilities in the United States, Spain and the United Kingdom. Of these, 23 domestic facilities are jointly owned with 10 not-for-profit healthcare systems.

        The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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UNITED SURGICAL PARTNERS SEES TREND IN SAME-STORE GROWTH CONTINUING IN THIRD QUARTER